EXHIBIT 99.1

International Absorbents Inc.
“Products and Technology for the Good of the Environment”

FOR IMMEDIATE RELEASE:

International Absorbents Secures Financing for its New Georgia
Manufacturing and Warehouse Facility

BELLINGHAM, WASH., Aug. 29, 2003... International Absorbents Inc. (AMEX: IAX), a leading developer and producer of environmentally-friendly pet care and industrial products, today announced that its wholly-owned subsidiary, Absorption Corp, has entered into a loan agreement with Branch, Banking, And Trust Company (BB&T) to borrow $4,691,000 to finance its Jesup, Georgia manufacturing facility.

Absorption Corp. intends to use $1,827,000 of the total proceeds for the purchase of real property and the construction of a manufacturing and warehouse facility. To that end, on August 20, 2003, Absorption purchased approximately fifteen acres of real property, with an existing 41,000 sq. ft. facility, in Jesup, Georgia, located 75 miles southwest of Savannah. The balance of the loan proceeds, $2,864,000, will be used for the purchase and installation of manufacturing equipment in the new facility. Total project costs are currently forecasted at $6,155,000, with the funds above $4,691,000 to be financed through Absorption’s cash flow.

The loan interest rate is the 30-day LIBOR (1.11% on August 27, 2003) rate plus 2.25%. The loan is amortized over 180 months on real estate and 84 months on equipment, with a balloon payment due in five years on both.

Gordon L. Ellis, Chairman of International Absorbents Inc. stated, “We have once again negotiated a very cost-effective and non-dilutive method of funding our infrastructure expansion. In this case, to finance the real estate purchase, construction and equipment costs of our new manufacturing plant in Jesup, Georgia. The interest rate negotiated with BB&T is very favorable. This is another tangible example of our growing fiscal stability and the soundness of our expansion strategy.”

International Absorbents’ line of small animal bedding destined for East Coast customers, including CareFRESH®, Critter Care™ and HealthyPet™, will be manufactured at the new Jesup facility to meet ongoing and projected growth. The warehousing space will be utilized as a regional distribution center to reduce freight costs on all of the Company’s products sold in the Eastern U.S. and shipped to and from Eastern ports. Each of these improvements represents significant mid and long term cost savings for the Company.

International Absorbents Inc. develops, manufactures and markets patented and proprietary, cost effective consumer and commercial products derived from recycled, renewable materials. These environmentally safe products outperform conventional products used in a broad range of consumer and industrial applications, including retail/commercial pet bedding and litter, oil and hazardous liquid spill cleanup and control, oil/water filtration, and packaging. Further information is available at www.absorbent.com.

Contact:
Charles (Chuck) Tait
International Absorbents Inc.
(604) 514-6559 or (604) 681-6181
info@absorbents.com

Statements made in this document referring to the Company’s outlook, sales, expenses, profits and cash flow are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected, due to various risk factors. Those risks include, but are not limited to consumer acceptance of the Company’s products in new markets, competitor reactions and their ability to market and price their products, general economic conditions outside of the control of the Company, and the economic availability of sources of raw materials to meet demand rates necessary to sustain growth. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to forms 10-KSB, 10-QSB and the proxy statement.